Exhibit 99.1

Important Notice of Blackout Period

to Directors and Executive Officers

of Archer-Daniels-Midland Company

August 29, 2017

Archer-Daniels-Midland Company (“ADM”) is changing the administrator of the ADM 401(k) and Employee Stock Ownership Plan for Salaried Employees and the ADM 401(k) and Employee Stock Ownership Plan for Hourly Employees (the “401(k) Plans”). During this changeover, participants in the 401(k) Plans will be unable to change contribution percentages, direct or diversify investments in their respective individual accounts, obtain a 401(k) Plan loan, process a loan payoff, submit withdrawal requests, obtain a distribution from either 401(k) Plan, or change an ESOP dividend election.

We expect this “blackout period” to begin at 3:00 p.m. Eastern Daylight Time, on September 25, 2017, and last through the week of October 8, 2017, although it is possible that the blackout period will end prior to the week of October 8, 2017 (the “Blackout Period”). We regret any inconvenience resulting from the Blackout Period, but we believe you will be pleased with the new administrator of the 401(k) Plans.

The Sarbanes-Oxley Act of 2002 and federal securities laws provide that, during the Blackout Period, all directors and executive officers, including you, are generally prohibited from any transaction in our common shares (including exercising stock options) or any derivative securities related to our common shares, regardless of whether the director or executive officer participates in either of the 401(k) Plans. As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. Penalties for trading during a Blackout Period are severe. This notice is in addition to the restrictions on trading activity set forth in ADM’s Code of Conduct and Insider Trading Policy. Please note that there are certain limited exceptions to this prohibition, including transactions under a trading plan established under SEC Rule 10b5-1 prior to the Blackout Period.

If you have questions regarding the Blackout Period, including when it starts or ends, or whether an exception may apply, you may call D. Cameron Findlay, Senior Vice President, General Counsel and Secretary, (312) 634-8100, or Thuy Vo, Chief Counsel, Corporate, Securities, and M&A and Assistant Secretary, (312) 634-8100, or contact either by mail at Archer-Daniels Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.